EXHIBIT 5.1

January 27, 2006

Chase Bank USA, National Association

White Clay Center Building 200

Route 273

Newark, Delaware 19711

Re:	Registration Statement Form S-3 for Chase Issuance Trust (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to Chase Bank USA, National Association (the “Depositor”) in connection with the Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of certain asset backed securities (the “Notes”) pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act. The Notes will be issued by the Chase Issuance Trust (the “Trust”), a Delaware statutory trust created pursuant to the Second Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of October 15, 2004, between the Depositor, as beneficiary and transferor, and Wilmington Trust Company, as owner trustee (the “Owner Trustee”). The Notes will be issued under the Amended and Restated Indenture (the “Indenture”), dated as of October 15, 2004, between the Trust and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”), as supplemented by (x) the Amended and Restated Asset Pool One Supplement (the “Asset Pool One Supplement”), dated as of October 15, 2004, as further amended by the First Amendment thereto, dated as of May 10, 2005, between the Trust, the Indenture Trustee and Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”), (y) the Amended and Restated CHASEseries Indenture Supplement (the “CHASEseries Indenture Supplement”), dated as of October 15, 2004, among the Issuer, the Indenture Trustee and the Collateral Agent, and (z) the applicable form of Terms Document for the Class A Notes, the Class B Notes and the Class C Notes (each, a “Terms Document” and, together with the Master Indenture, the Asset Pool One Supplement and the CHASEseries Indenture Supplement, the “Indenture”), to be dated as of the date of the issuance of a class of Notes, between the Trust and the Indenture Trustee. The Indenture, together with the Trust Agreement and the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, each among the Depositor, the Issuing Entity, the Indenture Trustee and the Collateral Agent, are collectively referred to herein as the “Basic Documents”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Master

Chase Bank USA, National Association

January 27, 2006

Indenture; (iii) the Asset Pool One Supplement; (iv) the CHASEseries Indenture Supplement; (v) the forms of Terms Documents; (vi) the Trust Agreement and (vii) certain resolutions adopted by the Board of Directors of the Depositor. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Depositor and such agreements, certificates of public officials, certificates of officers or other representatives of the Depositor, the Trust and others, and such other documents certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the Indenture.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Depositor and the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Depositor, the Trust and others.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the terms of the Notes and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust, and (ii) the Notes have been issued in a form that complies with the Indenture, the Notes have been duly executed and authenticated in accordance with the terms of the Indenture, and issued and delivered against payment therefore as provided in the Indenture, the Notes will be valid and binding obligations of the Trust enforceable against the Trust in accordance with their terms, except to the extent that enforcement may be limited by (1) bankruptcy, insolvency, receivership, reorganization, moratorium, conservatorship, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally or the rights of creditors of national banking associations and Delaware statutory trusts, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (3) the qualification that certain of the remedial provisions, including waivers, of the Indenture with respect to the exercise of remedies against the collateral contained in the Indenture may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Indenture, taken as a whole, and the Indenture, taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security provided thereby.

Chase Bank USA, National Association

January 27, 2006

In rendering the opinions set forth above, we have assumed that the execution and delivery by the Trust of the Indenture and the Notes and the performance by the Trust of its obligations thereunder will not violate, conflict with or constitute a default under any agreement or instrument to which the Trust or its properties is subject (except that we do not make this assumption with respect to any of the Basic Documents).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE,

MEAGHER & FLOM LLP